Exhibit (a)(5)(A)

Zodiac Partners II, LLC Launches a $46 million Tender Offer

to Acquire Destination XL Group, Inc. for $0.82 Per Share in Cash

Urges DXL Shareholders to Secure Significant and Immediate Cash Value by Tendering

into Zodiac’s Offer

West Palm Beach FL, May 12th, 2026 – Zodiac Partners II, LLC an acquisition entity of Camac Fund, today announced that it is commencing an all-cash tender offer to acquire all outstanding shares of Destination XL Group, Inc. (NASDAQ: DXLG) for $0.82 per share. This price implies an approximately 26% premium above DXL’s closing share price of $0.6513 per share as of May 11th, 2026. The total transaction value is approximately $46 million.

Compelling All-Cash Alternative

Zodiac’s proposal provides shareholders with the opportunity to realize immediate all-cash value, in contrast to the inherent uncertainty and risk associated with DXL’s proposed all-stock Full Beauty Brands merger. Full Beauty Brands is a formerly bankrupt company, and we believe this proposed merger with DXL would add harmful complexity, a new management team and a large debt burden in a very uncertain macro environment. Zodiac’s offer represents certainty of value and does not rely on future projections of synergy.

Go-Forward Timeline after Private Board approach

To date, DXL has refused to provide Zodiac access to a data room or the customary information required to complete confirmatory diligence. Zodiac Partners has previously approached the board privately with a detailed take-private proposal, however, after brief conversations, multiple requests for diligence access have been rebuffed and the current offer is therefore based solely on publicly available information. Notwithstanding this lack of access, Zodiac Partners remains fully prepared to proceed immediately and is confident it can execute a Definitive Agreement within 45 days of being granted appropriate access.

Financing

Zodiac Partners II, LLC has secured a conditional financing commitment from Eclipse Business Capital. The proceeds from the conditional financing commitment, together with Zodiac’s equity commitment, will be sufficient to pay 100% of the purchase consideration, any required refinancing of DXL’s debt, and associated transaction fees and expenses. Zodiac’s equity commitment is fully committed and not subject to conditions. The conditional financing commitment from Eclipse Business Capital includes customary diligence-related conditionality, reflecting the practical reality that full binding commitments cannot be obtained without access to non-public information. Zodiac is confident that with appropriate diligence access, these conditions can be satisfied within the 45-day timeline.

“After surveying the landscape and speaking with other DXL stockholders, we’ve come to appreciate the fantastic work the DXL team has done to weather a difficult macro environment. We continue to be open to constructive engagement with everyone involved and believe that DXL is more resilient and better suited as a private stand-alone company. We believe our offer to be superior to the proposed transaction with Full Beauty Brands and are pleased to offer shareholders an all-cash alternative at a large premium to the share price,” said Ziggy Gokea of Zodiac Partners II LLC.

Terms

The offer and withdrawal rights are scheduled to expire at 5:00 PM, Eastern Time (ET), at the end of June 19th, 2026, unless the offer is extended. The full terms, conditions and other details of the tender offer are set forth in the offering documents that the Purchaser is filing today with the Securities and Exchange Commission (the “SEC”). Wyrick Robbins Yates & Ponton LLP is acting as legal counsel to Zodiac Partners II, LLC.

Zodiac Partners II, LLC, which is sometimes also referred to as the “Purchaser,” intends to complete a back-end short-form merger at the same price quickly after the tender offer expires, subject to the terms of the offer, but it might also acquire control and not merge out stockholders who do not tender. The proposed transaction is subject to a financing contingency.

In addition, the Purchaser reiterates that it intends to pursue all options to complete a transaction, including potentially nominating directors for election at DXL’s Annual Meeting.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets, goals, regulatory approval timing and nominating directors are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Such factors include but are not limited to: the ultimate outcome of any possible transaction between the Purchaser and DXL, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; uncertainties as to whether DXL will cooperate with the Purchaser regarding the proposed transaction; the Purchaser’s ability to consummate the proposed transaction with DXL; the conditions to the completion of the proposed transaction, including the receipt of any required stockholder approvals and any required regulatory approvals; and the Purchaser’s ability to finance the proposed transaction. In addition, if the Purchaser consummates the tender offer but does not acquire 100% of the outstanding DXL stock through a merger or otherwise, the remaining DXL stockholders will face risks, including: the substantial indebtedness the Purchaser expects to incur in connection with the proposed transaction and the need to generate sufficient cash flows to service and repay such debt; the possibility that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; the Purchaser’s ability to retain certain key employees; and general economic conditions that are less favorable than expected. The Purchaser cautions that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. The Purchaser does not assume any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell DXL securities. Zodiac Partners II, LLC (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the SEC on the date hereof, and DXL will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC. Investors and security holders are urged to carefully read the Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time), and the Solicitation/Recommendation Statement when available, as these materials contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by the Purchaser and DXL with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that the Purchaser file with the SEC will be made available to all investors and security holders of DXL free of charge from the information agent for the tender offer:

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